Exhibit 10.3.1

ADDENDUM TO WAYNE SAVINGS COMMUNITY BANK

EMPLOYMENT AGREEMENT

This Addendum is entered into by and between Wayne Savings Community Bank (the “Bank”), an Ohio savings and loan association, with its principal administrative office at 151 N. Market Street, Wooster, Ohio, and Rodney C. Steiger (“Executive”) this 20th day of November, 2012.

RECITALS

Executive is employed by the Bank pursuant to an Employment Agreement between the Bank and Executive entered into effective January 15, 2011 (the “Employment Agreement”) and currently serves as the Bank’s Chief Executive Officer.

The Bank desires to amend the Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes, and Executive consents to such amendments.

The parties desire to memorialize their agreement as set forth above by entering into this Addendum to Wayne Savings Community Bank Employment Agreement (“Addendum”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and conditions hereinafter provided, the parties agree as follows:

AGREEMENT

A.	Incorporation of Recitals

The Recitals set forth above are true and correct and are hereby incorporated into this Addendum as if set forth at length herein.

B.	Amendment of Section 1.

Section 1 of the Employment Agreement is hereby deleted in its entirety and the following Section 1 is hereby substituted in its place:

1.	Position and Responsibilities

During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer of the Bank under the direction of the Bank’s Board of Directors (“Board”) and to perform the duties of the Position Description attached hereto and incorporated herein, as the same may be amended from time to time in the sole discretion of the Board.

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C.	Amendment of Section 4(c).

Section 4(c) of the Employment Agreement is hereby deleted in its entirety and the following Section 4(c) is hereby substituted in its place:

(c)           Upon the termination of Executive’s employment constituting a separation from service, as defined in Code Section 409A, and resulting from an Event of Termination as defined in Section 4(a) or 4(b), provided that Executive has signed and delivered to the Bank a release agreement in form and substance acceptable to the Bank (“Release Agreement”) on or before the deadline set forth in the Release Agreement, which deadline shall not be later than 60 days after the date of Executive’s termination, and further provided that Executive has not revoked the Release Agreement within the deadline for revocation established by the Release Agreement, the Bank, in accordance with the time line set forth below, shall pay Executive or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages (but not both), a lump sum cash amount (“Termination Payment”) equal to, in the case of an Event of Termination as defined in Section 4(a), one (1) times the sum of, or, in the case of an Event of Termination as defined in Section 4(b), two (2) times the sum of:

(i)	The highest annual rate of Base Salary paid to Executive at any time under this Agreement,

(ii)	The greater of (x) the average annual cash bonus paid to Executive with respect to the two completed fiscal years prior to the Event of Termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the Event of Termination, and

(iii)	The value of the employer matching contributions made on Executive’s behalf in the Wayne Savings 401(k) Retirement Plan, or any successor thereto, and the value of the employer contribution or allocation made on Executive’s behalf in the Wayne Savings Community Bank Restated Employee Stock Ownership Plan, or any successor thereto, in the calendar year preceding the year in which the Event of Termination occurs.

If Executive is not a specified employee as defined in Section 409A of the Internal Revenue Code and the rules promulgated thereunder (“Specified Employee”), the Termination Payment shall be made no later than ninety (90) days following the termination of Executive’s employment; provided, however, if the 90-day period following the date of the termination of Executive’s Employment ends in the year after the year in which the termination of employment occurs, the Termination Payment shall be made on the 90th day and shall not be made in the year in which the termination of employment occurs. Executive will not be permitted to specify the year in which the Termination Payment will be made.

If Executive is a Specified Employee, the Bank shall pay Executive the Termination Payment on the first day of the seventh month following the termination of Executive’s

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employment. The Termination Payment shall not be reduced in the event Executive obtains other employment following termination of employment.

Despite anything to the contrary in this Agreement, the Executive shall not be entitled to any severance benefits under Section 4 of this Agreement on account of employment termination unless the Executive's employment termination constitutes a separation from service, as that term is defined in Code Section 409A and the rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

D.	Amendment of Section 4(d).

Section 4(d) of the Employment Agreement is hereby deleted in its entirety and the following Section 4(d) is hereby substituted in its place:

(d)            Upon the termination of Executive’s employment constituting a separation from service, as defined in Code Section 409A, and resulting from an Event of Termination as defined in Section 4(a) or 4(b), if Executive elects continuation coverage pursuant to section 4980B(f) of the Internal Revenue Code (“COBRA”), and, additionally, if, subsequent to the expiration of COBRA coverage, Executive purchases an individual policy with coverage substantially comparable to the coverage maintained by the Bank for all employees (hereinafter, individually or collectively, “Continuation Coverage”), provided that Executive has timely signed and delivered the Release Agreement to the Bank as specified in Section 4(c) above, and has not thereafter revoked the Release Agreement, and further provided that neither the Bank nor any of its affiliates will incur any penalty or additional tax for failing to comply with any applicable law, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by Executive for such Continuation Coverage, less any applicable tax withholdings (“Continuation Coverage Reimbursement Payments”) for a period not to exceed twelve (12) months following the termination of Executive’s employment in the case of an Event of Termination as defined in Section 4(a), or twenty-four (24) months in the case of an Event of Termination as defined in Section 4(b) .

If Executive is not a Specified Employee (as defined in Section 4(c) above), the monthly Continuation Coverage Reimbursement Payments shall commence no later than ninety (90) days following the termination of Executive’s employment; provided, however, if the 90-day period following the termination of Executive’s employment ends in the year after the year in which Executive’s employment termination occurs, the monthly Continuation Coverage Reimbursement Payments shall commence on the 90th day and shall not be made in the year in which employment termination occurs. Executive will not be permitted to specify the year in which the monthly Continuation Coverage Reimbursement Payments will commence.

If Executive is a Specified Employee, the Bank shall commence the monthly Continuation Coverage Reimbursement Payments on the first day of the seventh month following the termination of Executive’s employment.

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Regardless of when the monthly Continuation Coverage Reimbursement Payments commence, the first such payment shall include the amount that the Executive would have received to the date of such commencement if the Continuation Coverage Reimbursement Payments had commenced immediately following the termination of Executive’s employment.

Notwithstanding the foregoing, if the reimbursement of Executive’s Continuation Coverage payments hereunder would trigger the 20% tax and interest penalties under Section 409A of the Code, then the Continuation Coverage Reimbursement Payments shall not be provided, and in lieu thereof, the Bank shall pay to the Executive a lump sum cash amount equal to the cost to the Bank if the monthly Continuation Coverage Reimbursement Payments were made, provided that doing so will not cause the Bank or any of its affiliates to incur any penalty or additional tax for failure to comply with any applicable law.

E.	Revision of Section 15(e).

Section 15(e) of the Employment Agreement is hereby deleted in its entirety and the following Section 15(e) is hereby substituted in its place:

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Director or other designated official, at the time the FDIC or any other federal or state entity enters into an agreement to provide assistance to or on behalf of the Bank or approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the FDIC or other applicable regulatory authority to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

F.	Revision of Section 15(f).

Section 15(f) of the Employment Agreement is hereby deleted in its entirety and the following Section 15(f) is hereby substituted in its place:

(f) FDIC Part 359 Limitations. Despite any contrary provision in this Agreement, any payments made to Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulations 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

G.	Amendment of Section 21.

Section 21 is hereby amended by deleting the words “under federal” and substituting in place thereof the word “by” so that the affected phrase reads, “to the fullest extent permitted by law”.

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H.	A new Section 23 shall be added to the Employment Agreement, as follows:

23.	Compliance with Internal Revenue Code Section 409A.

The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986 and all other applicable laws. If, when Executive’s employment terminates, Executive is a Specified Employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including but not limited to Sections 4, 5, and 6, will result in additional tax or interest to Executive because of Section 409A, then despite any provision of this Agreement to the contrary Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. No interpretation of this Agreement which does not satisfy the requirements of Section 409A shall be applied; instead, such provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject Executive to additional tax or interest under Section 409A, the Bank shall reform the provision, maintaining to the maximum extent practicable the original intent of the applicable provision if it can do so without incurring any additional compensation expense, tax or penalties as a result of the reformed provision. References in this Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

I.	No Other Revisions.

Except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS.

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IN WITNESS WHEREOF, the Bank and the Company have caused this Addendum to be executed by their duly authorized officers, and Executive has signed this Addendum, on the date first written above.

ATTEST:	WAYNE SAVINGS COMMUNITY BANK

By:
H. Stewart Fitz Gibbon III
President, Chief Operating Officer and Chief Risk Officer

WITNESS:	EXECUTIVE

Rodney C. Steiger

CONSENT OF GUARANTOR (PURSUANT

TO SECTION ELEVEN OF THE AMENDED

AND RESTATED EMPLOYMENT AGREEMENT)

WAYNE SAVINGS BANCSHARES, INC.

By:
Peggy J. Schmitz, Chair of the Board

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